June 3, 2005



Ms. Patty Townsend
Vice President, Secretary and Principal Financial Officer
Golden Enterprises, Inc.
One Golden Flake Drive
Birmingham, AL 35205


      Re:	Golden Enterprises, Inc.
		Form 10-K for Fiscal Year Ended May 31, 2004
		Filed 08/26/2004
      Form 10-Q for Fiscal Quarter Ended November 30, 2004
		Filed 01/12/2005
      Response Letter Dated March 30, 2005
      File No. 0-04339


Dear Ms. Townsend:

      We have completed our review of Golden Enterprises, Inc.`s
2004
Form 10-K and related filings and do not, at this time, have any further comments.

								Sincerely,



								Karl F. Hiller
								Branch Chief







Mr. J.P. Vickers
GeoResources, Inc.
June 3, 2005
page 6




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 04-05